Exhibit 99.3

(Consolidated) GVC Venture Corp.
Unaudited Combined Pro Forma Balance Sheet

	Halo Group, Inc. and Subsidiaries	GVC Venture Corp.	Pro Forma	(Consolidated) GVC Venture Corp.
	6/30/2009	6/30/2009	Adjustments	6/30/2009
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 233,727	$ 44,000		$ 277,727
Restricted Cash	228,828	-		228,828
Trade accounts receivable, net of allowance for doubtful accounts of $49,121	2,150,612	-		2,150,612
Prepaid expenses and other assets	8,948	-		8,948
Total current assets	2,622,115	44,000		2,666,115

OTHER ASSETS		1,000		1,000

PROPERTY, EQUIPMENT, and SOFTWARE, net	378,167	-		378,167

DEPOSITS	32,664	-		32,664

TOTAL ASSETS	3,032,946	45,000		3,077,946

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Lines of credit	$ 124,900	$ -		$ 124,900
Accounts payable	34,980	134,000		168,980
Accrued liabilities	170,082	-		170,082
Dividends payable	6,538	-		6,538
Deferred revenue	40,568	-		40,568
Current portion of notes payable to related parties	369,161	-		369,161
Current portion of note payable	148,064	-		148,064
Total current liabilities	894,293	134,000		1,028,293

NOTES PAYABLE, LESS CURRENT PORTION	359,476	-		359,476
NOTES PAYABLE TO RELATED PARTY, LESS CURRENT PORTION	52,064	-		52,064
DEFERRED RENT	168,199	-		168,199
Total liabilities	1,474,032	134,000		1,608,032

SHAREHOLDERS’ EQUITY (DEFICIT)
Preferred Stock Series A	500	-		500
Preferred Stock Series B	309	-		309
Common Stock	40,056	142,000	(142,000)	40,056
Additional paid-in capital	1,683,654	2,266,000	(2,355,000)	1,594,654
Deficit	(156,484)	(2,497,000)	2,497,000	(156,484)
Total shareholders’ equity (deficit)	1,568,035	(89,000)		1,479,035
NONCONTROLLING INTEREST	(9,121)	-		(9,121)
Total Equity	1,558,914	(89,000)		1,469,914
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	3,032,946	45,000		3,077,946